CONSENT

The undersigned hereby consents to the use of the undersigned's name and to any other disclosure relating to the undersigned's relationship with Response Genetics, Inc., a Delaware corporation (the "**Company**"), in any registration statement or pre-effective or post-effective amendment thereto, filed by the Company, with the United States Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and The NASDAQ Stock Market, Inc., or in any document related thereto. The foregoing includes, without limitation, the reference to the undersigned under the headings "Management", "Executive Compensation" and "Principal Stockholders" in the Company's registration statement on Form SB-2 (the "**Registration Statement**").

The undersigned hereby represents that all biographical information about the undersigned contained under the heading "Management" is true and correct as of the date hereof, and further, the undersigned hereby undertakes and agrees to promptly disclose to the Company any and all changes of such information.

The undersigned hereby further agrees to keep all information regarding the Registration Statement and any securities offering related thereto confidential.

Dated: 3rd May, 2007

Name: H. Spierings